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                                                                     EXHIBIT 4.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                           FOURTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           WRIGHT MEDICAL GROUP, INC.

         WRIGHT MEDICAL GROUP, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         I. The amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         II. Article IV of the Certificate of Incorporation is amended to read in its entirety as follows:

                                   ARTICLE IV

              The total authorized capital stock of the Corporation shall be 105,000,000 shares consisting of 100,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

              The Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock or as otherwise provided herein, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.

       IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by F. Barry Bays, its authorized officer, on May 13, 2004.


                                         /s/ F. Barry Bays
                                         -------------------------------------
                                         F. Barry Bays
                                         President and Chief Executive Officer